EXHIBIT 10.11

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                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT, dated as of          June 14, 1996
                                                       ----------------------
(the "Agreement"), between Simon D. Liebman, Joseph Rutkowski and Richard S. Rutkowski (collectively "Sellers" or individually "Liebman", "J. Rutkowski" and "R. Rutkowski"), the holders of Two Thousand (2,000) shares of common stock of Cyber America Corporation, a Pennsylvania corporation ("Cyber America") which represents 100% of the issued and outstanding stock of Cyber America Corporation, and Digital Data Networks, Inc. ("Buyer" or "DDN").

         WHEREAS Sellers desire to sell and Buyer desires to purchase from Sellers Two Thousand (2,000) shares of common stock of Cyber America Corporation (the "Purchased Stock"), which represents 100% of the issued and outstanding stock of Cyber America Corporation, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties agree as follows:

1.       The Transaction

         1.1 Sale and Purchase of Stock. On the terms and subject to the conditions set forth in this Agreement, at the Closing referred to in Section
1.3 below (the "Closing"), the Sellers shall sell the Purchased Stock to the Buyer and the Buyer shall purchase the Purchased Stock from the Sellers.

         1.2 Stock Transaction. DDN shall issue shares of common stock in DDN to the Sellers in the following amounts: Simon D. Liebman, 23,750 shares, Joseph Rutkowski, 23,750 shares and Richard S. Rutkowski, 2,500 shares. In exchange, Sellers shall surrender 100% of the issued and outstanding stock of Cyber America to DDN.

                  1.2(a) As an inducement for Sellers to enter into this Agreement and to sell their stock, DDN covenants as follows:

                           1.2(i)   DDN will provide up to $100,000 in working
capital to finance operating losses of Cyber America during year one of operations. Of this amount, $50,000 will be made available beginning on June 15, 1996 with the remaining to be disbursed as needed;

                           1.2(ii)  DDN will authorize the repayment of
outstanding loans made by R. Rutkowski to Cyber America up to a maximum of $10,000 from the initial disbursement of $50,000 working capital; and

                           1.2(iii) DDN will enter into employment contracts
with Simon Liebman and Joseph Rutkowski substantially in the form attached hereto which will include terms for employee compensation as well as non-competition, confidentiality and assignment of future developments during the term of the employment agreement plus an additional two years.


Stock Purchase Agreement - Page 1
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         1.3 Seller's Consideration. As added incentive for Buyer to enter into this Agreement, Liebman agrees to assign exclusive rights to his network design "invention" to DDN and its Cyber America division.

         1.4 Closing. The closing (the "Closing") under this Agreement shall take place on June 14, 1996, or at such other time and place as shall be mutually agreed upon.

2.       Representation and Warranties of the Buyer

         2.1 Authorization and Enforceability. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the valid and binding obligation, fully enforceable in accordance with its terms.

         2.2 No Finder. Buyer has not taken any action which would give to any firm, corporation, agency or other person a right to a consultant's or finder's fee or any type of brokerage commission in relation to or connection with the transactions contemplated by this Agreement.

3.       Representation and Warranties of Sellers

         Sellers individually and collectively represent and warrant to Buyer that, except as otherwise set forth herein, or otherwise specifically disclosed:

         3.1 All Authorized Capitalization, Outstanding Shares, Title. Each Seller is the record and beneficial owner of and has legal and valid title to his shares of stock, free and clear of all liens, pledges, charges, claims and other encumbrances, actual or alleged. Delivery of the shares to Buyer at the Closing of this Agreement will transfer to Buyer legal and valid title to the shares sold hereunder, free and clear of any liens, pledges, charges, claims and other encumbrances.

         3.2 Authorizations and Enforceability. Each Seller has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of each of the Sellers and is fully enforceable in accordance with its terms.

         3.3 Effective Agreement. To the best of each Seller's knowledge, the execution, delivery, and performance of this Agreement by Sellers and the consummation of the sale contemplated hereby will not, with or without the giving of notice of lapse of time or both, result in the breach of or conflict with any terms, covenant, condition or provision of, result in the modification or termination of, constitute a default under it, or result in the creation or imposition of, any lien, security interest, charge, or encumbrance upon any of the properties or assets of the Seller or Cyber America pursuant to any charter, bylaw, commitment, contract or other agreement or instrument, to which he/it is a party or by which any of his/its assets or properties is or may be bound or affected or from which Cyber America derives a benefit which violation would have a material adverse affect on the value of the shares being purchased.


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         3.4 Restrictions, Burdensome Agreements. None of the Sellers is a party to any contract, commitment or agreement, and none of the Sellers is subject to or bound or affected by any charter, bylaw or other corporate restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent Seller from entering into this Agreement or from consummating the sale contemplated hereby.

         3.5 Representation and Warranty of Sellers; No Finder. Sellers have not taken any action which would give to any firm, corporation, agency or other person a right to a consultant's or finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement.

4.       Exemption from Registration-Disclosure-Access to Information

         4.1 Information Available to Buyer. A partial inducement to the Sellers to enter into this Agreement is the representation by Buyer that it has a high degree of business and financial sophistication concerning the industry and the business operations and prospects of Cyber America. Buyer has available all business and financial data of Cyber America. Although Sellers have made such information available based on their knowledge of relevant operating data, the scope and examination by and on behalf of Buyer has been determined by Buyer, based on its own sophistication and experience. Buyer has received all of the information regarding Cyber America and its business which has been requested.

5.       Access to Information

         Buyer represents that its access to information has been as set forth above. Without limiting the general nature of the representation, Buyer acknowledges and represents that it has had access to certain specific matters and the opportunity to consider in detail the business and investment ramifications of information obtained.

6.       Issuance of Certificates

         Sellers agree to cause Cyber America to issue the stock certificate in the name of Digital Data Networks, Inc.

7.    Conditions to Closing and Termination

         7.1 Conditions Precedent to Obligations of the Buyer. The obligations of Buyer to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions:


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                  7.1.1 Performance and Compliance. Sellers shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing.

                  7.1.2 Satisfactory Documents. Sellers shall have delivered to Buyer such instruments and documents as are required to be executed by Sellers hereunder or as are reasonably necessary to consummate and effectuate the transaction contemplated hereby.

         7.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to proceed with the Closing under this Agreement are subject to the fulfillment or prior to or at the Closing of the following conditions:

                  7.2.1 Satisfactory Instruments. All instruments and documents required on the part of Buyer to effectuate and consummate the transactions contemplated hereby shall be delivered to Sellers and shall be in form and substance reasonably satisfactory to Sellers and their counsel.

         7.3      Termination.

                  7.3.1 When Agreement May be Terminated. This Agreement may be terminated at any time prior to the Closing by mutual consent of Buyer and Sellers.

                  7.3.2 Effect of Termination. In the event of termination of this Agreement by either Sellers or Buyer as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Sellers or Buyer except for liabilities arising from a breach of this Agreement prior to such termination.

8.       Other Provisions

         8.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or, if mailed, three days after mailed by United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):


                  8.1.1    If to Buyer, then to:

                                    Mr. Donald Scott
                                    Digital Data Networks, Inc.
                                    3102 Maple Avenue, Suite 230
                                    Dallas, Texas, 75201



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                  8.1.2    If to Sellers, then to:

                                    Simon Liebman and Joseph Rutkowski
                                    P.O. Box 348
                                    Lafayette Hill, PA  19444


         8.2 Successors and Assigns. This Agreement, and all rights and powers granted hereby, shall bind and inure to the benefit of the parties and their respective successors and assigns.

         8.3 Governing Law. This Agreement has been made, executed and delivered in and is to be governed and construed in accordance with the laws of the State of Texas.

         8.4 Captions. The captions in this Agreement are inserted solely for convenience of reference and do not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         8.5 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         8.6 Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, but only as to such party, may (a) extend the time for the performance of any of the obligations of any other party; (b) waive any inaccuracies in representations by any other party; (c) waive compliance by any other party with any of its agreements contained herein and the performance of any obligations by such other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, all such amendments or waivers must be in writing and be signed by the party against whom enforcement of the amendment or waiver is sought.

         8.7 Entire Agreement. This Agreement and the schedules and exhibits hereto, each of which is hereby incorporated herein, sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, and inducements or conditions, if any, expressed or implied, and whether oral or written.








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         IN WITNESS WHEREOF, each of the parties has executed this Stock
Purchase Agreement as of the date first above written.


         DATED this 14th day of June, 1996.

                                                     SELLERS:


                                                     /s/    Simon D. Liebman
                                                     -----------------------
                                                     Simon D. Liebman


                                                     /s/    Joseph Rutkowski
                                                     -----------------------
                                                     Joseph Rutkowski


                                                     /s/    Richard S. Rutkowski
                                                     ---------------------------
                                                     Richard S. Rutkowski


                                                     BUYER:

                                                     DIGITAL DATA NETWORKS, INC.


                                                     By: /s/  Donald B. Scott
                                                         --------------------
                                                     Its: President






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